Exhibit 4.4

FIRST AMENDMENT TO

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

THIS FIRST AMENDMENT TO RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (this “Amendment”), is made and effective as of May 20, 2019 (the “Effective Date”), to amend that certain Right of First Refusal and Co-Sale Agreement, dated as of April 30, 2018 (the “ROFR Agreement”), by and among Inhibrx, Inc., a Delaware corporation formerly known as Tenium Therapeutics, Inc. (the “Company”), the Investors and Common Holders party thereto. Capitalized terms used but not defined herein shall have the meanings given to them in the ROFR Agreement.

WHEREAS, the Company, certain of the Investors and Common Holders (the “Existing Parties”) are parties to the ROFR Agreement, which remains in full force and effect;

WHEREAS, the Company desires to enter into that certain Note Purchase Agreement (the “Viking Note Purchase Agreement”) and Convertible Promissory Note (the “Viking Convertible Note,” and, together with the Viking Note Purchase Agreement, the “Viking Note Agreements”), each dated as of the date hereof, by and between the Company and DRAGSA 50 LLC (“Viking”); and

WHEREAS, in order to induce Viking to enter into the Viking Note Agreements, the Company and Existing Parties hereby agree to amend the ROFR Agreement as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the ROFR Agreement is hereby amended as follows:

1.    Amendment to Section 1.3. Section 1.3 of the ROFR Agreement is hereby deleted in its entirety and replaced with the following:

“‘Capital Stock’ means (a) shares of Common Stock, Series Mezzanine 1 Preferred Stock (whether now outstanding or hereafter issued in any context) and Series Mezzanine 2 Preferred Stock (whether now outstanding or hereafter issued in any context) (collectively, the “Preferred Stock”), (b) shares of Common Stock issued or issuable upon conversion of Preferred Stock, and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company (including the Viking Convertible Note), in each case now owned or subsequently acquired by any Key Holder, any Investor, or their respective successors or permitted transferees or assigns. For purposes of the number of shares of Capital Stock held by an Investor or Key Holder (or any other calculation based thereon), all shares of Preferred Stock shall be deemed to have been converted into Common Stock at the then-applicable conversion ratio.”

2.    Amendment to Section 1 to Add Definitions. Section 1 of the ROFR Agreement is hereby amended to add the following definitions in alphabetical order:

“‘Pro rata,’ including the phrases ‘pro rata portion’ and ‘pro rata basis,’ as such terms are used in Sections 1.18 and 2.2(a), respectively, means the proportion that the Capital Stock then held by the applicable Investor bears to the total Capital Stock of all applicable Investors. For purposes of calculating the pro rata portion or pro rata basis with respect to the Viking Convertible Note: (i) at any time prior to the conversion of the Viking Convertible Note, such pro rata portion or pro rata basis with respect thereto shall be calculated assuming that the holder thereof is permitted to convert the Viking Convertible Note pursuant to a Maturity Date Conversion (as defined therein) as of the date of such calculation; and (ii) at any time after conversion of the Viking Convertible Note, such pro rata portion or pro rata basis shall be calculated based on the actual number of shares of Capital Stock issued upon conversion of the Viking Convertible Note.”

“‘Viking’ means DRAGSA 50 LLC.”

“‘Viking Note Purchase Agreement’ means the Note Purchase Agreement dated as of May 20, 2019, by and between the Company and Viking.”

“‘Viking Convertible Note’ means the Convertible Promissory Note dated as of May 20, 2019, by and between the Company and Viking, issued pursuant to the Viking Note Purchase Agreement.”

3.    Amendment to Section 7.11. Section 7.11 of the ROFR Agreement is hereby deleted in its entirety and replaced with the following:

“7.11    Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Preferred Stock after the date hereof, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and thereafter shall be deemed an ‘Investor’ for all purposes hereunder. Notwithstanding the foregoing, the holder of the Viking Convertible Note may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and thereafter shall be deemed an ‘Investor’ for all purposes hereunder.”

4.    Amendment to Schedule A. Schedule A of the ROFR Agreement is hereby amended to add the following additional Investor:

Name	Shares
DRAGSA 50 LLC	Viking Convertible Note

5.    Party to ROFR Agreement. Upon execution of this Amendment, Viking shall become a party to and be bound by the terms and conditions of the ROFR Agreement, as amended by this Amendment.

6.    Governing Law. This Amendment shall be governed by and interpreted and enforced in accordance with the laws of the State of California, U.S.A., applicable to contracts wholly made and performed therein by domiciliaries thereof.

7.    Miscellaneous. This Amendment constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior or contemporaneous agreements or representations, written or oral, concerning the subject matter of this Amendment. This Amendment shall be integrated in and form part of the ROFR Agreement effective as of the Effective Date. Except for the foregoing modifications, the ROFR Agreement is hereby ratified and confirmed in accordance with its original terms. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

INHIBRX, INC.

By:	/s/ Mark Lappe

Name:	Mark Lappe

Title:	Chief Executive Officer

SIGNATURE PAGE TO FIRST AMENDMENT TO RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

KEY HOLDERS:

MARK LAPPE ROTH IRA

/s/ Mark Lappe
Mark Lappe

LAPPE FAMILY TRUST

By:	/s/ Mark Lappe
Mark Lappe, Trustee

/s/ Brendan Eckelman
Brendan Eckelman

DOUGLAS G. FORSYTH AND ROSANNA FORSYTH AS CO-TRUSTEES OF THE FORSYTH FAMILY TRUST DATED JULY 20, 2001

By:	/s/ Doug Forsyth
Doug Forsyth, Trustee

THE JON F. KAYYEM AND PAIGE GATES-KAYYEM FAMILY TRUST

By:	/s/ Jon Kayyem
Jon Kayyem, Trustee

/s/ Quinn Deveraux
Quinn Deveraux

SIGNATURE PAGE TO FIRST AMENDMENT TO RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

INVESTORS:

RA CAPITAL HEALTHCARE FUND, L.P.

By:	RA Capital Management, LLC, its general partner

By:	/s/ Rajeev Shah

Name: Rajeev Shah Title: Authorized Signatory

BLACKWELL PARTNERS LLC – SERIES A

By:	/s/ Abayomi A. Adigun

Name: Abayomi A. Adigun Title: Investment Manager DUMAC, Inc., Authorized Agent

By:	/s/ Jannine M. Lall

Name: Jannine M. Lall Title: Head of Finance & Controller DUMAC, Inc., Authorized Agent

DOUGLAS G. FORSYTH AND ROSANNA FORSYTH AS CO-TRUSTEES OF THE FORSYTH FAMILY TRUST DATED JULY 20, 2001

By:	/s/ Doug Forsyth
Doug Forsyth, Trustee

LAV SUMMIT LIMITED

/s/ Yu Luo
Name: Yu Luo
Title: Authorized Signatory

MARGERY B. FISCHBEIN SEPARATE PROPERTY TRUST DATED SEPTEMBER 4, 2009

By:	/s/ Margery B. Fischbein
Margery B. Fischbein, Trustee

DRAGSA 50 LLC

By: Viking Global Investors LP
Its: Non-Member Manager

By:	/s/ Mathew Bloom

Name:	Matthew Bloom

Title:	Associate General Counsel

SIGNATURE PAGE TO FIRST AMENDMENT TO RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT